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Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated May 20, 2013, with respect to the financial statements of Heritage Propane Express, LLC as of June 6, 2012 and December 31, 2011, and for the period from January 1, 2012 to June 6, 2012 and the year ended December 31, 2011, contained in the Registration Statement and Prospectus of JP Energy Partners LP. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Independent Auditors".

/s/ Grant Thornton LLP

Kansas City, Missouri
September 22, 2014

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  Exhibit 23.5